Exhibit 10.101.1

SHAREHOLDERS AGREEMENT FROM THE NICKEL SA COMPANY

BY AND BETWEEN THE UNDERSIGNED

Mr. Phillipe Dumont
Residing at 27 rue Custine - 75018 Paris
Acting in his personal capacity

Party of the first part

Designated hereinafter "Mr. Philippe Dumont"

IDIA PARTICIPATIONS
Limited Public Company with capital of 143,625,588 Euros
Whose registered office is at 75014 PARIS, 100 boulevard du Montparnasse, registered in the Business Trade Registry of Paris under the number 632 015 715, Represented by Mr. Olivier de Pelet who is duly authorized to the effects of these presents

and

CREDIT LYONNAIS CAPITAL INVESTISSEMENT
Limited Public Company with capital of 80,416,056, whose registered office is located at 19 boulevard des Italiens - 75002 Paris, registered with the RCS of Paris under the number B 326 356 250, represented by Crédit Lyonnais Private Equity, Limited Public Company with board directors and trustees to the capital of 8,000,000 , whose registered office is located at 43-47 avenue de la Grande Armée, 75016 Paris, registered with the RCS Paris under the number 428 711 196, represented by Philippe of Dreuzy, who is duly authorized to the effects of these presents

Party of the second part,

Collectively designated hereinafter as "The Financial Backers"
Acting not jointly

INTER PARFUMS Company
Limited public company with capital of 12,649,362 Euros
Of which the registered office is located at 75008 PARIS - 4 Rond Point des Champs Elysées
Represented by its Chairman of the Board, Mr. Philippe Benacin

Party of the third part,

Designated hereinafter "Inter Parfums"

Together, hereinafter called "the Parties" or "the Stockholders" or separately "the Party" or "the Stockholder".

WHICH HAVE PREVIOUSLY DECLARED THE FOLLOWING

The company NICKEL SA, whose registered office is located at 92300 LEVALLOIS PERRET, 113 rue Anatole France (hereinafter called "the Company"), will have, following acquisition by the company Inter Parfums of part of the shares of the NICKEL SA Company, holdings in shares in the following proportion:

- Mr. Phillipe Dumont (2303 shares) 14.54%
- IDIA PARTICIPATIONS (1742 shares) 11%
- CREDIT LYONNAIS CAPITAL INVESTISSEMENT (1742 shares) 11%
- INTER PARFUMS (10053 shares) 63.47%

Provided the composition of the Company's capital is distributed in the proportions herebefore cited at the moment the agreement is signed, pursuant to the transfers of shares to occur during the period between April 1 and April 12, 2004, this Shareholders Agreement is intended to govern the relations between Mr. Philippe Dumont, the Financial Backers and Inter Parfums.

This agreement cancels and replaces any former agreement between the parties having the same purpose and more particularly the Shareholders Agreement signed between Mr. Philippe Dumont and the Financial Backers on December 20, 2000.

In addition, in the event of a contradiction between the provisions of present and the provisions of the statutes of the Company, the provisions of these presents will prevail.

CLAUSE I - SCOPE OF THE AGREEMENT

This pact relates to both shares held or which will be held by the Parties but also to all transferable securities that fall under the meaning of Commercial Law (hereafter called "Shares") of such nature that may be put in place in the future by the Company.

Within the present agreement, the word "Transfer" indicates any change subject to payment or not involving a transfer of property (or use or enjoyment of property) of any share whatever the basis or form thereof that may take place within the following framework to include, but not limited to (list is not exhaustive), a transfer, an exchange such as a contribution, a merger or a scission, a donation, a death, a liquidation of company, succession or community, a loan of shares, a fiduciary constitution, a distribution in kind.

Any individual relinquishment of a preferential right to purchase or allot shares, such as any transfer of a right as in any operation of merger, partial contribution of shares, scission, an increase or reduction of capital, issuance of warrants for subscription or shares of this Company, in general, any operation having the effect of modifying, creating, exchanging or losing shares issued by the Company.

In this respect, the parties recall that in execution of clause 7 of the act called "Offer for Purchase and Sale of Stock of the Nickel SA Company Under Conditions Precedent" dated March 29, 2004, it was agreed that new capital stock would be issued by the Company, for the amount of 105,000 (hereafter called: "The Increase") By mutual agreement between the parties, the distribution of capital which will result from the Increase, will be substituted purely and simply, by the execution of the provisions of these presents, with the distribution of the Company's capital as set forth in the preamble of these presents. The new shares resulting from "the Increase" will follow the definition of the headings.

CLAUSE II - RIGHT OF PREEMPTION

It should be remembered that the shares previously held by Mr. Dumont and the Financial Backers are the purpose of an offer to purchase and to sell as set forth in clauses V and VI of these presents. Consequently, any project involving the Transfer of Company Shares, whatever the position of the beneficiary might be, as long as the offer to purchase and transfer is in force, and except in the case of implementation of a joint sale of stakes as referred to in clause XII of the Agreement, shall require the express agreement of Inter Parfums.

Under the condition of obtaining the agreement referred to above:

1- The parties agree to confer on each other a reciprocal pre-emptive right based on the criteria below.

This pre-emptive right applies to the Securities in the Company owned by the Parties which are part of any Transfer by Sale, with the reservation set forth under paragraph II-1-c.

a) To exercise this pre-emptive right, the transferring shareholder must notify, by registered letter with return receipt, indicating the name and address (corporate name and headquarters if the latter is an entity), the Company represented by its Chairman, whom the signatories have designated as joint representative to receive said notice and ensure that the right of pre-emption is exercised in good and due form, of the plan of the Transferee under consideration and its final business assigns, the number of shares to be transferred and other conditions of the proposed Transfer of the Transfer by Sale.

The Company, represented by its Chairman, shall inform the parties to these presents of the plan of Transfer by Sale within a fortnight of the receipt of the registered letter from the transferring party on the plan to Transfer by Sale from the assignor, by registered letter with return receipt restating all the information supplied by the transferring party on said Transfer by Sale.

The Shareholders shall exercise their pre-emptive rights within thirty days of receipt of notice of the plan to Transfer by Sale by means of a registered letter with return receipt addressed to the Company that refers to the number of Securities they wish to acquire.

A copy of the response shall be sent by the Chairman of the Company to the other signatories on the same day.

No answer within the aforementioned timeframe shall be taken as a waiver of pre-emptive rights.

In the event several shareholders exercise their pre-emptive rights, the Securities to be pre-empted shall be divided among them on based on their pro-rata ownership of the remaining capital.

In the event the total number of Securities that the Shareholders state they wish to acquire is greater than the number of Securities to which they have pre-emption rights, and absent an agreement amongst them on the dividing up of said Securities, said Securities shall be divided amongst them on the pro-rata basis of their equity ownership. The non-convertible, unamortized CB's, should there be any, shall be considered amortized - with the remainder being divided up at the highest average, but within the limitation of their request.

Should, in the event of a Transfer by Sale, the Shareholders not exercise their pre-emptive rights with regard to all the Securities referred to in the notification, said pre-emptive rights shall be considered as not having been exercised.

Should the Transfer by Sale contain a cash price offer from a third party, said Transfer by Sale shall occur at the price in the first notification.

In the event the Transfer by Sale contains a price without cash value, the Transfer by Sale shall take place at the price without cash value as indicated in the first notification. In the event of disagreement amongst the Parties, the price shall be set pursuant to the provisions of Article 1843-4 of the Civil Code.

As indicated at the beginning of this clause, prior to implementing the procedure to satisfy the pre-emptive rights, the transferring party, must obtain, for the securities that are the purpose of the Purchase and Sale Offer, Inter Parfums' agreement as stipulated at the beginning of this clause.

b) The right of pre-emption only applies to the following cases:

   Transfer by one of the parties hereto to a company in which it owns more than 50% of the capital or to a company owning more than 50% of the transferring party's capital, or to a company in which more than 50% is owned by a company owning more than 50% of the transferring party's capital, or to a mutual fund (SICAV or Fonds Commun de Placement) which the signatory manages on the condition that the 50% is retained throughout the validity of the agreement. On the contrary, the NICKEL securities owned by the company in question would be subject to pre-emption, as set forth herein, the price being set by an expert.
   Exercise of rights by Mr. Philippe Dumont and/or the Financial Backers of the Offer to Purchase given by Inter Parfums under Clause III.1.
   Exercise of the purchase rights pursuant to Clause IV and V.
   Sale of Securities by Mr. Philippe Dumont as per Clause XI.

In this case, the transferring party shall inform the Chairman of the Company about the Transfer by Sale according to the criteria set forth in a) above.

c) Furthermore, the right of pre-emption between the Financial Backers shall come first in the event of a Sale of Securities they own to another Financial Backer as per the criteria hereinabove; in the event this first-ranked right of pre-emption is not exercised, the other signatories to this agreement shall then be entitled to the regular right of pre-emption as per the aforementioned criteria.

CLAUSE III - ANTI-DILUTION

1. The Financial Backers and Mr. Philippe Dumont are entitled to retain a permanent right to their holdings in the equity of the NICKEL Company as a share of said capital (hereafter the "Equity Stake") that the shares they own shall represent after the Capital Increase referred to in Clause 1 of these presents.

In the event the Capital Increase may not take place, the Equity Stake taken into account would be the Equity Stake referred to in the first paragraph of the introduction to these presents.

Therefore, Inter Parfums agrees, in the event Securities in the equity of the NICKEL Company are issued, immediately or at a later time, by any means whatever, that Mr. Philippe Dumont and Financiers be entitled to subscribe to Securities of the same kind under the same conditions, and in particular with regard to the issue price of the Securities, in such a manner that they retain their Equity Stake.

In the event a third party or a shareholder other than Mr. Philippe Dumont or the Financial Backers were to subscribe to a reserved issue of Securities in the Company, with equity stake entitlement, Inter Parfums shall have to make an offer, or have another party make one, to sell Mr. Philippe Dumont and the Financial Backers a quantity of new shares that are sufficient for them to maintain their Equity Share.

The price shall be payable as per the conditions set forth for Issues of Securities.

Inter Parfums shall be released from the aforementioned Offer to Sell, if it obtains the prior written consent of Mr. Philippe Dumont and the Financial backers on the reserved shares issue plan presented at the extraordinary meeting of shareholders.

2. In the event the extraordinary meeting of shareholders of the Company votes to increase equity with suppression of the preferential subscription right to the advantage of one or several investors outside Inter Parfums and/or any company in which Inter Parfums owns more than a 50% stake and voting rights, Inter Parfums agrees to offer Mr. Philippe Dumont and Financial Backers the right to subscribe to the capital increase instead of and in lieu of the presumed investor(s) and under the same terms.

Therefore, Inter Parfums shall notify, by registered letter with notice of receipt requested, Mr. Philippe Dumont and the Financial Backers forty five days prior to the date scheduled for the finalization of the re-issue, the conditions and criteria of the issue as well as the identity of the presumed outside investor(s).

The Financial Backers and Mr. Philippe Dumont shall have thirty days as from the date the aforementioned registered letter is presented to make known to Inter Parfums whether or not they intend to exercise their subscription right. Absent a response within this timeframe, the Financial Backers and Mr. Philippe Dumont shall be deemed to have waived their substitution rights and Inter Parfums shall be free to undertake the scheduled issue.

Should the Financial Backers and Mr. Philippe Dumont intend to exercise their substitution rights, they agree irrevocably to participate in the issuance as per the conditions set forth and reiterated in the notification letter received from Inter Parfums.

3. As the basic, determinative condition of assistance from the Financial Backers is their participation in the general development of the NICKEL Company, it is agreed that preference shall be given to the Financial Backers over any third party to this agreement for providing, under the same conditions of a presumed third party, any new financial assistance to the Company or any other Company that it has a controlling interest in or will have a controlling interest in.

Financial assistance signifies any operation for the subscription or acquisitions in whatever manner whether by a Securities Investor entitled to an Allocation of Securities, whether immediately or in the future, that represents directly or indirectly an equity share in the Company.

CLAUSE IV - PURCHASE OFFER

Inter Parfums (hereafter for the purposes of Clause IV "the Buyers") agree irrevocably and jointly to purchase from the Financial Backers and Mr. Philippe Dumont (hereafter for the purposes of Clause IV) "the Beneficiaries", who so accept this Offer of Purchase as such only, reserving their right to exercise it or not, according to the price, conditions and criteria set forth hereunder, the ownership of all Shares of the Company.

The rights to this purchase offer may be exercised by the Beneficiaries as of January1, 2007 through June 30, 2007. They must be exercised prior to expiry of this deadline or 2 months after the approval of the 2006 financial statements of the company should that not occur by April 30, 2007, in which event the agreement will have expired to no effect.

In the event Mr. Philippe Dumont's corporate mandate is revoked our said corporate mandate is not renewed, the offer may be exercised by the Financial Backers at any time on the condition that said exercise is for the total number of their Securities.

In the event of a change, that falls within the meaning of article L.233-3 of the Commercial Code applicable to the Inter Parfums Company, this offer may then be exercised by any of the beneficiaries at any time. The sale price and terms shall be the ones set forth in this clause and Clause VI hereafter. Inter Parfums should inform Mr. Philippe Dumont and the Financial Backers by registered letter with return receipt at least twenty (20) days before the transfer of shares comprising a change in controlling interest. This notice should include the date the control will change and the names of the persons exercising this control.

Mr. Philippe Dumont is entitled to divide the share rights of the agreement, exercising this right for some or all of the Shares he owns either at once or at several times as he wishes but in all cases within the aforementioned timeframe Should Mr. Philippe Dumont exercise these rights within the timeframe set forth in the paragraph above, the sale price and terms shall be the ones established in this Clause or Clause VI hereafter. As for the Financial Backers, the rights under this offer are joint ownership rights and may only be exercised for the Shares in total for each of the Financial Backers having exercised the option. Should the Financial Backers exercise their rights hereunder within the deadline referred to in the preceding paragraph, the prices and terms of sale shall be established according to the provisions of Clause VI of these presents.

The sale of Shares shall occur within sixty days of the exercise of this agreement, by remittance by the Beneficiaries to the Promisor of an order to transfer the shares in exchange for payment by the Promisor to the Beneficiaries of the price thereof.

As from the realization of the transfer, the Promisor shall enjoy all the rights arising from its capacity as shareholder under the same terms as the former shareholders.

In the event of modification of share capital, the following is agreed:

In the event of a capital increase by capitalization of premiums, reserves or profits earned:

- by allocation of free shares, the new free shares shall be added to the ones existing under this agreement and the sale covers all the shares held in this manner by the Beneficiary. In this case, the Beneficiaries agree that under no circumstances shall they cede their allocation rights to third parties,

- by increasing the par value of the shares, the sale shall cover all the shares under this agreement.

In the event of a capital decrease arising from losses, carried out by either reducing the number of shares or the par value of same, or in the event of modification of the number of capital shares, by splitting or grouping shares, the shares allocated in exchange for the shares under this agreement would replace the latter by modification of the price per share as set forth under Clause VI.

In the event of a capital increase in cash to which the Beneficiary might subscribe as of right, the new shares subscribed by the Beneficiaries would be included in said agreement, the sale price of each new share being equal to the price established for each former share by applying the provisions of Clause VI.

In the event the Beneficiaries decided not to exercise their preferential subscription rights either in part or in full - and in this latter case, for the unsubscribed portion, they agree not to transfer in whatever form, their subscription rights to third parties, not to acquire these same rights from other shareholders and to sell them to the Promisor for one symbolic euro.

The aforementioned hypothetical situations have no limitations. This applies to any other single or multiple Share-related transactions conferring immediate or delayed subscription, allocation or acquisition rights to any share of the Company's capital.

The Promisor may substitute, either fully or in part, any individual or legal entity of its choice while remaining the joint and several guarantor of said individual or legal entity.

CLAUSE V - SALES AGREEMENT

The Financial Backers (hereafter for the purposes of Clause V "the Promisors") agree irrevocably and jointly to sell the ownership of all Shares of the Company to Inter Parfums (hereafter for the purposes of Clause V "the Beneficiary", which agrees to this sales' agreement in principle only, and reserve the right to exercise it or not under the prices, terms and criteria stipulated hereunder.

The Promisors agree to forego granting any and all Transfers, pledges and rights whatsoever on the shares of or ensuing therefrom without the express agreement of the Beneficiary, subject to the provisions of Clause II.1B.

The rights to this sales agreement may be exercised by the Beneficiary as of January 1, 2007 through June 30, 2007. They must be exercised prior to expiry of this deadline or 2 months after the approval of the 2006 financial statements of the company should that not occur by April 30 2007, in which event the agreement will have expired to no effect.

The rights under this agreement are joint ownership rights and may only be exercised for the Shares in toto.

Should the Beneficiary exercise its rights hereunder within the deadline referred to in the preceding paragraph, the prices and terms of sale shall be established according to the criteria of Clause VI of these presents.

The sale of Shares shall occur within sixty days of the exercise of this agreement, by remittance by the Promisors to the Beneficiary of an order to transfer the shares in exchange for payment by the Beneficiary to the Promisors of the price thereof

As from the realization of the transfer, the Beneficiary shall enjoy all the rights arising from its capacity as shareholder under the same terms as the former shareholders.

In the event of modification of share capital, the following is agreed:

In the event of a capital increase by capitalization of premiums, reserves or profits earned:

- By allocation of free shares, the new free shares shall be added to the ones existing under this agreement and the sale covers all the shares held in this manner by the Promisors. In this case, the Promisors agree that under no circumstances shall they assign their allocation rights to third parties.

- By increasing the par value of the shares, the sale shall cover, at the price established under paragraph VI, all the shares under this agreement.

In the event of a capital decrease arising from losses, carried out by either reducing the number of shares or the par value of same, or in the event of modification of the number of capital shares, by splitting or grouping shares, the shares allocated in exchange for the shares under this agreement would replace the latter by modification of the price per share as set forth under Clause VI.

In the event of a capital increase in cash to which the Promisors might subscribe as of right, the new shares subscribed by the Promisors would be included in said agreement, the sale price of each new share being equal to the price established for former shares by applying the provisions of Clause VI.

In the event the Promisors decided not to exercise their preferential subscription rights either in part or in full - and in this latter case, for the unsubscribed portion, they agree not to transfer in whatever form, their subscription rights to third parties, not to acquire these same rights from other shareholders and to sell them to the Beneficiary for one symbolic euro.

The aforementioned hypothetical situations have no limitations. This applies to any other single or multiple Share-related transactions conferring immediate or delayed subscription, allocation or acquisition rights to any share of the Company's capital.

The Beneficiary may substitute, either fully or in part, any individual or legal entity of its choice while remaining the joint and several guarantor of said substituted individual or legal entities.

This sales agreement binds the heirs and the assignees of the Promisors jointly and severally, the stipulations hereunder being made in the name of the Promisors, their heirs and assignees whatever the reason therefore.

CLAUSE VI - SALE PRICE

The Sale price of the Shares shall be calculated as follows:

Value of the Company x the Percentage of Shares held on the date of sale (hereafter the Percentage Held)

Date of sale signifies the date on which the Shares are sold to Inter Parfums in exercising the selling rights or terms of this agreement.

Furthermore, Percentage Held means the number of Shares held by Seller at the date of sale divided by the number of shares in the company multiplied by ten. This Percentage Held shall in all circumstances be equal to at least the percentage recorded once the capital Increase occurs, or if there were no Capital Increase, to the percentage referred to in the first paragraph of the introduction to these presents.

a) Determining the Valuation

The parties agree that the Shares shall be sold at a valuation of the company equal to 1.7 times Sales Revenue excl. tax on French or foreign NICKEL, ENEMY and any other brand held or operated by the company or relating to its business and any other sub-brand or umbrella brand of NICKEL or ENEMY brands over the twelve months of fiscal 2006.In the event the sale were to take place before January 1, 2007, the Parties shall take as reference the sales revenue exclusive of tax of the twelve months or fiscal year preceding this sale agreement, using the same coefficient of 1.7.

Sales Revenue excl. tax means revenue from recorded orders and/or invoices for sales excl. tax on products, services; NICKEL or ENEMY license or brand fees and any other brand that is operated or owned; license created by the Company or related to its business or any ENEMY sold-as Nickel sub-brand, umbrella brand or license.

- The Company and its subsidiaries,
- The companies of the Groupe Inter Parfums,
- Their affiliates or any company in which Inter Parfums has an equity stake,
- The product and service distributors described above,
- The Corporations,
- The franchisers.

However, for the categories listed without limitation below, the sales revenue taken into account shall be the following manner:

For the corporations, the sales revenues excl. tax on products and services sold to them as brands and services pursuant to paragraph 2 of this clause, 6 a), plus any royalties that might be invoiced on that basis,

- For corporations belonging to NICKEL, to one of its subsidiaries, to the Groupe InterParfums or to a company of the Group, the total restated inter-company sales revenue excl. tax

- For distributors, the sales revenues excl. tax on products and services that are sold to them by the Company,

- For franchised distributors, the sales revenues excl. tax on products and services that are sold to them by the Company plus miscellaneous royalties excl. tax that is invoiced,

- For companies in which InterParfums does not have a controlling interest as understood under Article 233.3 of the commercial code, the sales revenue shall be the sales revenue excl. tax of the subsidiary multiplied by the percentage held by InterParfums in the subsidiary's equity.

The Sales Revenue shall be restated, if necessary, from inter-company billings.

The Sales Revenue and sale price shall be drawn up by each of the parties. In the absence of agreement between the Parties on the sale price, they [sic] shall be determined by an expert abiding by the provisions set forth in this clause and enumerated in the terms set forth under Article 1843-4 of the Civil Code.

The designated expert shall proceed - using the method presented above - to establish the final sale price within a maximum of 60 days as of his/her appointment. The expert's decision shall be final and shall be binding on the Parties.

b) Minimum price

Subject to the cases set forth under Clauses IV and V, on the subscription by Mr. Philippe Dumont and/or the Financial Backer of new Shares, the minimum sale price is FOUR HUNDRED EIGHTY SIX EUROS AND 11 CENTS per Share.

In the event of equity-related or share-related operations (increase in par value, capital decrease, etc.) that result in a decrease of the number of shares held by the Financial Backers and/or Mr. Philippe Dumont, the minimum price per share ceded shall be calculated according to the following formula:

486.11 x the number of shares held by the seller prior to the first capital decrease, par value increase or any other transaction that decreases the number of shares, divided by the shares sold.

Likewise, in the event the sale were based on a valuation of the company as defined hereinabove, the parties agree to a minimum Percentage Held to be taken into account. The Percentage of Equity Held for calculating the sale price shall at least equal to the existing Percentage Held after the capital increase. In the event the increase is not carried out, the minimum Percentage Held shall be the percentage indicated upon execution of this agreement, namely:

- Mr. Philippe Dumont                                                         (2,303 shares)         14.54%
- IDIA PARTICIPATIONS                        (1,742 shares)         11%
- CREDIT LYONNAIS CAPITAL INVESTISSEMENT   (1,742 shares)         11%
- INTER PARFUMS                            (10,053 shares)         63.47%

CLAUSE VII - CONVEYANCE OF OBLIGATIONS

The heirs, successors or assigns are or shall be bound by the clauses of this agreement without the need to enforce them pursuant to Article 877 of the Civil Code and without the existence of any minors or incapacitated persons among them being a hindrance to the performance of these provisions.

The rights under this agreement are construed as joint ownership rights.

Whoever plans to convey Shares of the NICKEL company to a third party or to shareholders who are not signatories to this agreement must require the assignee to agree to all the provisions herein prior to said conveyance. Said agreement must occur prior to signing the order to make said accounting changes to shares.

Mr. Philippe Dumont, in his capacity as Chairman of NICKEL Company agrees to record changes to capital accounts on the company books only if the order to do so is accompanied by this agreement signed and approved by the third party assignee.

The same provisions shall apply to any new shareholder after a capital increase.

CLAUSE VIII - FINANCIAL BACKERS' SEATS ON THE BOARD OF DIRECTORS

The Parties agree that the Financial Backers shall each have a seat on the Board of Directors of the NICKEL Company should they so desire throughout the life of the agreement.

CLAUSE IX - U.S. SUBSIDIARY

The Company today owns 100% of the equity in the Nickel Inc. (legal name, capital, headquarters, registration)

There is a plan for Inter Parfums Inc. to directly own 100% of Nickel Inc. once more. Assuming this does occur:

- Inter Parfums agrees to provide to the Financial Backers, at their request, information on the Nickel Inc. business on a regular basis, as stipulated in Clause 10 below,

- Business, in particular product sales, fees on brands or licenses, between the Company, its subsidiaries and Nickel Inc. shall be done based on market conditions.

CLAUSE X - INFORMATION

Mr. Philippe Dumont and/or Inter Parfums agree(s) to provide the Financial Backers with budgets, provisional accounts, six-month outlooks and annual financial statements that shall be established by the Company and its subsidiaries in addition to quarterly information that enables the latter to follow the business development of the Company. They also agree to inform the Financial Backers about major strategic decisions on the Company financial and business future.

Furthermore, a monthly report on operations shall be given to the Financial Backers by Mr. Dumont, for a monthly follow-up of sales and cash position. A quarterly follow-up meeting shall be organized by Mr. Dumont with the Financial Backers.

CLAUSE XI - EXCLUSIVITY & NON-COMPETITION

Mr. Philippe Dumont agrees to spend all his time on and give his best efforts to Company business, and the development of Company's brands and the companies in the Groupe Inter Parfums and to not compete with same nor to take any direct or indirect interest - even through an intermediary - in any other business that is a competitor or not of Groupe Inter Parfums on any basis whatsoever , whether employee, representative, partner, shareholder, consultant, manager, administrator or senior executive without limitation to this list, through January 1, 2008.

Inter Parfums Company agrees that throughout the life of the agreement and at the latest through December 31, 2007 it will not sell or market in any manner whatsoever any new brand of cosmetics (with the exception of perfumes) for men that would compete with or appear to compete with the brands and products owned by/or operated by NICKEL Company.

Mr. Philippe Dumont shall be released from any and all obligations in this respect in the event of dismissal (except for just dismissal qualified by law as a wrongful act and so ruled by the court before which the matter is brought) from the Company or Groupe Inter Parfums or the non-renewal of this assignment by the Chairman of Company (unless the non-renewal is justified by a wrongful act committed by Mr. Dumont).

The foregoing detailed obligation could be removed with the prior written unanimous agreement of the Parties herewith.

In any event, should Mr. Philippe Dumont depart or resign involuntarily or be forced to do so (thus qualified by the court before which the matter would be brought) from the Company or the Inter Parfums Groupe due to an action by Inter Parfums or its directors, which results in his being removed from the businesses of the Groupe, Inter Parfums agrees to acquire all or part of Mr. Philippe Dumont's shares according to the price valuation criteria set forth in Clause VI of these presents.

However, in the event of Mr. Philippe Dumont's voluntary departure or resignation, Inter Parfums agrees to acquire all or part of Mr. Philippe Dumont's shares according to the price valuation criteria set forth in Clause VI of these presents.

Mr. Philippe Dumont should inform Inter Parfums of the number of Shares that he shall want to sell within three months, following his removal or departure by registered letter with return receipt to the headquarters of Inter Parfums. Inter Parfums has a fortnight upon receipt of this letter to acquire the Shares proposed for sale barring which Mr. Philippe Dumont may request the forced acquisition of agreed number of Shares by order in emergency proceedings from the Judge of the Tribunal de Commerce [commercial court].

CLAUSE XII - JOINT SALE OF STAKES

Inter Parfums agrees to forego any Sale whatsoever in part or in full of its stake in the Company, the immediate or deferred effect of which would be to cause it to lose the controlling interest in the Company as provided for under Article L233.3 of the Commercial Code, unless it obtains a firm commitment from the assignee to abide by this agreement and in particular a commitment to act as substitute for Inter Parfums regarding rights and responsibilities arising under Clauses IV, V and VI of this agreement.

To this end, Inter Parfums shall notify the Financial Backers and Mr. Philippe Dumont on penalty of invalidity within a maximum of two (2) months prior to the planned date of sale, of the details of the intended action and in particular the name of the beneficiary and its contact information, its final business assigns if Inter Parfums knows them, the number of Shares sold, transferred and/or contributed, the price and the details of the possible operations planned as well as the commitment of the assignee(s) to the sales agreement and to act as substitute for Inter Parfums in the rights and responsibilities arising under Clause IV, V and VI of this agreement.

Within two (2) months as of notification from Inter Parfums, Mr. Philippe Dumont and/or the Financial Backers may, as they see fit:

- sell their Shares at the same price and under the same terms as Inter Parfums,

- decide to exercise the rights granted to them by Inter Parfums under Clause IV of these presents and, consequently, to ask Inter Parfums to buyback all the Shares in the Company they own or have all the Shares they own bought back according to the criteria aforementioned criteria,

- or, with the reservation that they may exercise their pre-emptive right, accept the substitution of the notified assignee(s) within the rights and responsibilities of Inter Parfums under this agreement and in particular Clauses IV, V and VI.

CLAUSE XIII - PARTIAL INVALIDITY

By express agreement of the parties, the cancellation of one or another of the clauses of this agreement and in particular those relating to the inalienability of the Shares and the voting agreements may not give rise to overall cancellation of same, on the condition, however, that the balance and general business of the agreement may continue to be protected.

In any event, the Parties agree, should a clause be cancelled or be illegal, to negotiate in good faith a replacement clause that is legally and economically equivalent to the said clause insofar as possible.

ARTICLE XIV - VALIDITY OF OBLIGATIONS

The obligations in this agreement go into effect on the date of sale of the Shares.

All the provisions of this agreement shall be law and shall apply to the undersigned as long as one Financial Backer or Philippe Dumont remain owners of the NICKEL company shares.

It being specified however that the validity of Mr. Dumont's obligations are also defined under Clause XI of these presents.

CLAUSE XV - DISPUTE RESOLUTION

In the event of dispute of the Parties, any disagreement over the interpretation or performance of this document shall be governed by the competent courts under the Paris Court of Appeal with reservation of the right to appeal.

Executed in Paris in four copies one of which is given to each party.
March 29, 2004

Mr. Philippe Dumont IDIA PARTICIPATIONS
Mr. Olivier de Pelet

CREDIT LYONNAIS CAPITAL INVESTISSEMENT
Represented by Crédit Lyonnais Private Equity
Mr. Philippe de Dreuzy

INTER PARFUMS Company
Mr. Phillipe BENACIN